Exhibit 99.1

CONOLOG REPORTS FINANICAL RESULTS FOR THE QUARTER ENDED JANUARY 31, 2008
REVENUES INCREASE 134% YEAR-OVER-YEAR

Somerville, NJ – March 11, 2008: Conolog Corporation (NASDAQ: CNLG) announced today the results for the three and six months ended January 31, 2008.

Product revenues for the six months ended January 31, 2008 totaled $522,727, an increase of 92% from the $272,324 reported for the same period last year. The Company attributes the gain from increased order releases from utilities. For the three months ended January 31, 2008, product revenues totaled $338,174, an increase of 134% over the same three-month period last year.

Gross profit from operations for the three and six months ended January 31, 2008 were $244,721 and $226,125, respectively.

Selling, general and administrative expenses for the three and six months ended January 31, 2008 were $1,316,604 and $2,188,990, respectively, including for the six months, non-operating expenses for stock compensation of $779,030, stock compliance costs of $166,792, research and development costs of $77,262, professional fees of $224,119 and marketing/trade show costs of $215,930.

Other non-cash non-operating expenses for the six-month period ended January 31, 2008 included an induced conversion cost of $944,362, discount on converted debt of $705,088, deferred debenture discount of $349,939 and deferred debenture costs of $252,370.

As a result of the foregoing, the Company reported a net loss from operations for the six months ended January 31, 2008 of ($0.84) per share, respectively, compared to a loss of ($2.54) per share for the same period of last year.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.